                                                                    Exhibit 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


         We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Spieker Properties, Inc. (the "Company") for the registration of shares of the Company's common stock which may be issued upon conversion of certain units of interest in Spieker Properties, L.P., and sold from time to time by the holders of such shares of common stock.


         We also consent to the incorporation by reference to our report dated January 25, 1996, with respect to the consolidated financial statement and schedule of the Company, which report is included in the Company's Annual Reports on Form 10-K and Form 10-K/A (Amendment No. 1) for the year ended December 31, 1995 and incorporated by reference in the Registration Statement.


         We also consent to the incorporation by reference of our report dated June 14, 1996 on the combined statement of revenues and certain expenses for the six acquired properties and two investments in mortgages, which report is included in the Company's Current Report on Form 8-K dated June 18, 1996 and incorporated by reference in the Registration Statement.


         We also consent to the incorporation by reference of our report dated July 11, 1996 on the combined statements of revenues and certain expenses for The City Portfolio, which report is included in the Company's Current Reports on Form 8-K dated July 15, 1996 and incorporated by reference in the Registration Statement.


San Francisco, California                                  ARTHUR ANDERSEN LLP
October 15, 1996